AMENDMENT TO OFFICE SPACE LEASE

This Amendment to Office Space Lease (this "Amendment") is made and entered into as of the 1st day of April 2005, by and between DEERFIELD CORPORATE CENTER I ASSOCIATES, L.P. ("Landlord") and USA TECHNOLOGIES, INC. ("Tenant").

WHEREAS, pursuant to the Lease dated March 28, 2003 ("Lease"), Landlord presently leases to Tenant certain premises consisting of approximately Twelve Thousand Eight Hundred Sixty Four (12,864) rentable square feet (the "Original Premises") located on the first level of the Deerfield Corporate Center Building A (the "Building") which is located at Malvern Executive Center, 100 Deerfield Lane, East Whiteland Township, Chester County, Pennsylvania (the "Property"); and

WHEREAS, Landlord and Tenant desire to amend the Lease for the purpose of, inter alia, Landlord leasing to the Tenant certain additional space in the Building on the terms and conditions set forth herein and amending certain other provisions of the Lease.

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, Landlord and Tenant agree and the mutual covenants and agreements contained herein as follows:

1. Incorporation of Recitals. The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Amendment, except as amended and modified hereby. Capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Lease.

2. Demised Premises.

The Lease is hereby amended and modified such that, in addition to the Original Premises, Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, two (2) spaces, which are each contiguous to the Premises on the first level of the Building. The first space contains Two Thousand Eight Hundred Nineteen (2,819) rentable square feet of space ("Additional Premises A") and the second space contains One Thousand Five Hundred Sixty-Six (1,566) rentable square feet of space ("Additional Premises B", and sometimes collectively referred to with Additional Premises A as the "Additional Premises"), and in the aggregate the Additional Premises contains Four Thousand Three Hundred Eighty-Five (4,385) rentable square feet of space, as more particularly described on Exhibit A-1 attached hereto and incorporated herein by reference. Tenant shall have the right to access the Premises twenty-four (24) hours a day, seven (7) days per week throughout the Term.

From and after the date hereof, the words "Premises" and "Demised Premises", as defined in the Lease, as amended by this Amendment, shall mean and include both the Original Premises and the Additional Premises, and in the

aggregate shall contain Seventeen Thousand Two Hundred Forty-Nine (17,249) rentable square feet of space, unless the context otherwise requires. Exhibit A of the Lease is hereby amended such that Exhibit A-1 attached to this Amendment is hereby incorporated into and made a part of Exhibit A of the Lease and the terms "Original Premises" and "Additional Premises" and the meanings ascribed to each pursuant to this Amendment are incorporated into and made a part of the Lease, as amended by this Amendment.

The commencement date for the term of the Lease respecting Additional Premises A (the "Term") shall occur upon the date which is earlier of (i) August 1, 2005, or (ii) Substantial Completion (as defined in the Work Letter attached hereto as Exhibit B and incorporated herein by reference) (the "Additional Premises A Commencement Date").

The commencement date for the term of the Lease respecting Additional Premises B (the "Term") shall occur upon the date which is earlier of (i) August 1, 2005, or (ii) Substantial Completion (as defined in the Work Letter attached hereto as Exhibit B and incorporated herein by reference) (the "Additional Premises B Commencement Date").

It is the mutual intention of Landlord and Tenant that the Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease, as modified by this Amendment.

3. Fixed Basic Rent. Paragraph J of the Preamble to the Lease is hereby deleted in its entirety and the following new Paragraph J is hereby substituted in lieu thereof:

"J. **FIXED BASIC RENT** shall be calculated and payable as follows, subject to Landlord's confirmation and adjustment of the rentable square feet contained within the Premises and adjusted in accordance with Section 6:

Month of the Term	Rentable Square Feet	Rate Per Rentable Square Foot	Annual Fixed Basic Rent	Monthly Fixed Basic Rent
1/1/04 - 12/31/04	12,864	$23.00	$295,872.00	$24,656.00
1/1/05 - 3/31/05	12,864	$23.50	$302,304.00	$25,192.00
4/1/05 - 7/31/05	17,249	$23.50	$302,304.00	$25,192.00
8/1/05 -12/31/05	17,249	$23.50	$368,550.50 *	$30,712.54*
1/1/06/ -1/31/06	17,249	$24.00	$376,392.00 *	$31,366.00 *
2/1/06 - 12/31/06	17,249	$24.00	$413,976.00	$34,498.00
1/1/07 - 12/31/07	17,249	$24.50	$422,601.00	$35,216.71
1/1/08 - 12/31/08	17,249	$25.00	$431,225.00	$35,935.42
1/1/09 - 12/31/09	17,249	$25.50	$439,849.50	$36,654.13

1/1/10 - 12/31/10	17,249	$26.00	$448,474.00	$37,372.83

* In addition to the Annual Fixed Basic Rent and Monthly Fixed Basic Rent, Tenant shall pay Landlord at the same time as its Monthly Fixed Basic Rent Payments the sum of $587.25 per month on the first day of each month (such sum represents the Operating Expenses associated with Additional Premises B equal to 1,566 rentable square feet multiplied by $4.50 per rentable foot of space divided by twelve).

5. Security Deposit.

a. Paragraph P to the Preamble to the Lease is hereby deleted in its entirety and the following new Paragraph P is hereby substituted in lieu thereof:

"P. **SECURITY DEPOSIT** shall be the sum of $56,000 which shall be held in accordance with Section 42 of this Lease."

b. The fourth, fifth, sixth, seventh, eighth and ninth sentences of Section 42 of the Lease are hereby deleted in their entirety.

6. Term The words "the date which is five (5) years and five (5) months following the Commencement Date, plus the number of days remaining in the calendar month in which such date occurs unless otherwise terminated or extended pursuant to the terms of this Lease" set forth in Paragraph S of the Preamble to the Lease are hereby deleted in their entirety and the following language inserted in lieu thereof: "December 31, 2010".

7. Delivery of Additional Premises. In addition to the work to be performed by Landlord pursuant to the terms of the Work Letter attached to this Amendment as Exhibit B, Landlord agrees to deliver the Additional Premises free of any furniture and equipment in broom-clean condition.

8. Limited Liability. Landlord's obligations under the Lease, as modified by this Amendment, shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord's successor in interest in the Building for the satisfaction of each and every obligation of Landlord under the Lease, as modified by this Amendment. Landlord shall have no personal liability under any of the terms, conditions or covenants of the Lease, as modified by this Amendment, and Tenant shall look solely to the equity of Landlord in the Building of which the Premises, as defined in the Lease as modified hereby, forms a part for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Amendment by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord under the Lease, as modified by this Amendment, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, agent or employee of Landlord, whether by virtue of any statute or rule of law,

or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities.

9. Tenant Representations. Tenant hereby confirms that (i) the Lease is in full force and effect and (ii) neither Tenant nor, to the best of Tenant's knowledge, Landlord is in default under the Lease, as modified by this Amendment and (iii) upon Landlord's bona fide request given in connection with a proposed refinance or sale transaction, Tenant will deliver to Landlord current financial statements which shall be prepared in accordance with generally accepted accounting principals consistently applied.

10. Broker. Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with the transactions contemplated by this Amendment except for Fidelity Commercial and Beacon Commercial Real Estate. All fees, costs and commissions of each of the aforesaid representatives shall be paid and borne solely by Landlord and not by Tenant. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney's fees and disbursements) which may occur as a result of a breach of this representation.

11. Binding Effect. This Amendment and the Lease, as amended by this Amendment, shall be binding upon and inure to the benefit of Landlord and Tenant and their respective permitted successors and assigns.

12. Counterparts. This Amendment may be executed by facsimile and in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Amendment.

13. Further Assurance Actions. Each party agrees that it will take all necessary actions requested by the other party to effectuate the purposes of this Amendment.

14. Entire Agreement. The Lease, as amended by this Amendment, contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters pertaining to the Premises, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

15. Governing Law. This Amendment shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania.

16. Headings. The section headings of this Amendment are for reference purposes only and are to be given no effect in the construction or interpretation of this Amendment.

17. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. Parties in Interest; No Third-Party Beneficiaries. Neither the Lease, this Amendment nor any other agreement, document or instrument to be delivered pursuant to this Amendment shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

19. Authority. Landlord and Tenant each represent and warrant to the other party: (a) the execution, delivery and performance of this Amendment have been duly approved by such party and no further corporate action is required on the part of such party to execute, deliver and perform this Amendment; (b) the person(s) executing this Amendment on behalf of such party have all requisite authority to execute and deliver this Amendment; and (c) this Amendment, as executed and delivered by such person(s), is valid, legal and binding on such party, and is enforceable against such party in accordance with its terms. Notwithstanding the foregoing, no persons executing this Amendment on behalf of the Tenant shall have any personal liability for such execution.

20. Effectiveness of Amendment. This Amendment shall only be effective and legally binding if it is fully executed and delivered by both parties and Tenant has delivered the sum of $56,000 to the Landlord on or before 5 PM Eastern Time on April 5, 2005. In the event that this Amendment is not fully executed and delivered by both parties by such time and Tenant has not delivered the sum of $56,000 to

Landlord, this Amendment shall automatically be deemed to be null and void and of no further force or effect.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment on the date first above written.

LANDLORD:

DEERFIELD CORPORATE CENTER I ASSOCIATES, L.P.

By: Deerfield Corporate Center I Associates GP, LLC, its general partner

By: ______________________

Name: Richard Heany

Title: President

TENANT:

USA TECHNOLOGIES, INC.

By: ______________________

Name: George Jensen

Title: Chairman CEO

<u>EXHIBIT A-1</u>

ADDITIONAL PREMISES


Suite 100
Atlantic Medical
12,091 RSF
PREMISES B
Suite 140
USA Technology
12,864 RSF
Suite 140
USA Technology
12,864 RSF
PREMISES A
Suite 100
Atlantic Medical
12,091 RSF

EXHIBIT B

WORK LETTER

ATTACHED TO AND MADE PART OF
OFFICE LEASE BETWEEN
DEERFIELD CORPORATE CENTER I ASSOCIATES, L.P., AS LANDLORD, AND
USA TECHNOLOGIES, INC., AS TENANT

As material inducement to Tenant and Landlord to enter into the Amendment amending the Lease, and in consideration of the covenants herein contained, Landlord and Tenant, intending to be legally bound, agree as follows:

1. Defined Terms. The Lease (as amended by the Amendment) is hereby incorporated by reference to the extent that the provisions of this Work Letter apply thereto. Terms not otherwise defined in this Work Letter shall have the meanings given to them in the Lease.

2. Base Building Work.

(a) Landlord shall perform, or cause to be performed, the Base Building Work (as defined in paragraph 2(c) below). Landlord will commence such work promptly and shall diligently and continuously pursue the same to completion.

(b) Landlord shall perform, or cause to be performed, the Base Building Work at its sole cost and expense.

(c) "Base Building Work" shall mean all labor, materials, and expertise necessary for the design and construction of the work as specified on Schedule 1 attached hereto, which work shall be subject to substitution of equivalent materials at Landlord's reasonable discretion.

3. Additional Premises Work.

(a) In addition to performing the Base Building Work, Landlord shall, at Tenant's sole cost and expense, provide all labor, materials and expertise necessary for the improvement of the Additional Premises (the "Additional Premises Work") in accordance with the sketch plans and specifications and related design plans for the Additional Premises Work prepared by Thomas E. Hall Associates ("Landlord's Engineer"), which provides improvements equivalent or better in quality than the Class "A" Standard Tenant Improvements as set forth on Schedule 2 attached hereto and incorporated herein, shall identify all items requiring more than four (4) weeks to obtain after ordering ("Long Lead Items") and shall show the following details: partition layout (dimensioned); door location and door schedule; reflected ceiling plans; electric outlets with locations dimensioned; occupancy requirements by room or space; all necessary drawings, sections, details and specifications for special equipment and fixtures; carpentry and

millwork; color schedule of all finish items; floor coverings; wall coverings; other special finishes; requirements for special air-conditioning, plumbing and electrical needs; and specifications of all specialty systems or equipment to be installed in the Additional Premises. Landlord's Engineer shall also prepare, sign and seal such mechanical plans, electrical plans, fire protection plans, plumbing plans and structural plans as are required for the Premises Work (together, the "Mechanical Plans") (such architectural plans and specifications and related Mechanical Plans are together referred to as the "Additional Premises Plans"). Landlord shall pay for the cost of preparing up to two (2) sketch plans. The Additional Premises Plans may not be modified or amended, including any Change Orders, without Landlord's prior written approval. When completed, the Additional Premises Plans shall be attached hereto as Schedule 3.

(b) Notwithstanding anything to the contrary contained in subsection (a) above, Landlord shall provide Tenant with a tenant improvement allowance ("Tenant Improvement Allowance A") in the amount of $72,500 for Additional Premises A ($25.00 per rentable square foot of space in Additional Premises A) towards the cost of the Additional Premises Work for Additional Premises A (the "Additional Premises A Work Cost"). If the Additional Premises A Work Cost exceeds Tenant Improvement Allowance A, and if Tenant has approved such excess in writing, Tenant shall pay the excess amount to Landlord within thirty (30) days after Tenant's receipt of a written invoice for same. If there is an unused amount of Tenant Improvement Allowance A in the event that the Additional Premises Work Costs for Additional Premises A are less than the amount of Tenant Improvement Allowance A, such unused amount may be used by Tenant to cure the existing data room issues in the Premises.

(c) Notwithstanding anything to the contrary contained in subsection (a) above, Landlord shall provide Tenant with a tenant improvement allowance ("Tenant Improvement Allowance A") in the amount of $39,150 for Additional Premises B ($25.00 per rentable square foot of space in Additional Premises B) towards the cost of the Additional Premises Work for Additional Premises B (the "Additional Premises B Work Cost"). If the Additional Premises B Work Cost exceeds Tenant Improvement Allowance B, and if Tenant has approved such excess in writing, Tenant shall pay the excess amount to Landlord within thirty (30) days after Tenant's receipt of a written invoice for same. If there is an unused amount of Tenant Improvement Allowance B in the event that the Additional Premises Work Costs for Additional Premises B are less than the amount of Tenant Improvement Allowance B, such unused amount may be used by Tenant to cure the existing data room issues in the Premises.

4. Schedule; Contract; Construction.

(a) The following persons are hereby identified as the representatives of their respective parties. To the extent necessary or required pursuant to the terms of this Work Letter, the parties shall contact the following personnel in connection with the completion of the Additional Premises Work hereunder:

On behalf of the Landlord:	James Santora
Phone:	610.337.5560

Facsimile:	610.337.5599
On behalf of the Tenant:	________________
Phone:	________________
Facsimile:	________________

(b) As soon as practicable after final approval of the Additional Premises Plans, Tenant shall enter into a construction contract for the performance of Additional Premises Work (the "Construction Contract"). The Additional Premises Work Costs shall include the cost of the Additional Premises Plans, permit and inspection fees relating to the Additional Premises Work and the cost of the Construction Contract.

(c) Landlord shall perform, or cause to be performed, the Additional Premises Work in accordance with the Additional Premises Plans such that same is Substantially Completed (as defined below) on or before August 1, 2005 (the "Target Date"). The Additional Premises shall be deemed substantially completed ("Substantially Completed" or "Substantially Complete") when a Certificate of Occupancy or Temporary Certificate of Occupancy is authorized by Upper Merion Township to be issued for the Additional Premises. The period of time for Landlord to Substantially Complete the Additional Premises shall be extended for additional periods of time equal to the time lost by Landlord or Landlord's contractors, subcontractors or suppliers due to strikes or other labor troubles; delays in Tenant's selection of materials, plans or specifications or changes thereto; Tenant Delay (as defined below); governmental restrictions and limitations; unavailability or delays in obtaining fuel, labor or materials; war or other national emergency; accidents; floods; defective materials; fire damage or other casualties; adverse weather conditions; the inability to obtain building or use and occupancy permits; or any cause similar or dissimilar to the foregoing which is beyond the reasonable control of Landlord or Landlord's contractors, subcontractors or suppliers.

(d) Except as permitted by paragraph 4(c) above, changes in the Additional Premises Work may be accomplished only by a Change Order (defined below). Tenant shall have the right to require changes in the Additional Premises Work by making a written demand to Landlord describing the required change, but Landlord shall not perform any requested change unless a Change Order is issued with respect thereto. As used in this Work Letter, a "Change Order" shall mean a written instrument prepared by Landlord and signed by Landlord and the Tenant stating their agreement upon all of the following: (i) the change in the Additional Premises Work; (ii) the extent of the adjustment in the Additional Premises Work Cost; and (iii) the extent of the adjustment in the Target Date, if any. Landlord shall act reasonably and diligently in preparing a Change Order following its receipt of Tenant's demand therefor. Changes in the Additional Premises Work Cost due to a Change Order shall be limited to (x) the actual net increase in the costs included in the definition of "Additional Premises Work Costs," plus (y) if the Change Order results in an extension of the Target Date, a sum equal to the per diem Fixed Basic Rent that would have otherwise been paid by Tenant for the period by which the Commencement Date is delayed due to such Change Order, as agreed by Landlord and Tenant in such Change Order.

5. **Tenant Delay**. As used in this Work Letter, the term "Tenant Delay" shall mean any:

(a) delays caused by the failure of the Additional Premises Plans to be complete and approved by all applicable governmental agencies and departments by the dates set forth herein where such failure results from the acts or omissions of Tenant or Tenant's representatives;

(b) delays caused by Tenant's failure to comply with the specific time periods established in this Work Letter;

(c) delays resulting from Long Lead Items not being available;

(d) delays resulting from a Change Order (not to exceed the amount of time agreed to pursuant to Paragraph 4(e) for the extension of the Target Date);

(e) delays, not caused by Landlord, in furnishing materials or procuring labor for completion of the Additional Premises Work with respect to improvements which are not customarily provided by Landlord for office tenants in the Building; or

(f) delays caused by Tenant Work (as defined in paragraph 6 below) interfering with the progress of Landlord's Work.

6. **Tenant Work**. Tenant shall have access to the Building and the Additional Premises during normal working hours prior to the date of substantial completion for the purpose of (i) installing furniture, fixtures and equipment within the Additional Premises and (ii) performing other work approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (collectively, "Tenant Work"); provided, however, that in connection with the performance of Tenant Work, Tenant shall use reasonable efforts to avoid interfering with or delaying the completion of Landlord's Work. Tenant Work shall be subject to the reasonable coordination of Landlord and Tenant's Architect.

7. **Work Standards**.

(a) Landlord shall cause Landlord's Work to be done in a good and workmanlike manner in conformity with the Additional Premises Plans and all applicable federal, state and local laws, ordinances and building and zoning codes, and requirements of public authorities and insurance underwriters. Landlord shall cause Landlord's Work to be carried forward expeditiously and with adequate work forces so as to achieve Substantial Completion of the Additional Premises on or before the Target Date (as defined in the Lease). Landlord shall secure and pay for the building permit and all other permits and fees, licenses, and inspections necessary for the proper execution and completion of the Base Building Work. Permits and fees, licenses and inspections necessary for the proper execution of the Additional Premises Work shall be paid for out of the Improvement Allowance. Landlord shall comply with and give all notices required

by all applicable federal, state and local laws, ordinances and building codes, and requirements of public authorities and insurance underwriters. Landlord shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with performance of Landlord's Work. Landlord shall be responsible for the removal of all debris within and adjacent to the Additional Premises, except debris created by Tenant's Work. Landlord shall obtain all customary warranties available from contractors and manufacturers in connection with Landlord's Work. Landlord shall enforce all warranties from contractors and manufacturers on behalf of Landlord and Tenant to the extent such warranties are not solely in favor of Tenant. Landlord, without cost to Tenant, shall promptly repair, replace, restore, or rebuild any work included in Landlord's Work that Landlord has been given notice (during the one (1) year period following the Commencement Date) contains defects in material or workmanship, or to which damage has occurred because of such defects. Notwithstanding the foregoing, Landlord shall, without cost to Tenant, promptly repair, replace, restore, or rebuild any work included in Landlord's Work that Landlord has been given notice contains latent defects in material or workmanship, or to which damage has occurred because of latent defects in material or workmanship.

(b) Tenant shall cause the Tenant Work to be done in a good and workmanlike manner in conformity with all applicable federal, state and local laws, ordinances and building codes, and requirements of public authorities and insurance underwriters. Tenant shall secure and pay for all permits and fees, licenses, and inspections necessary for the proper execution and completion of the Tenant Work. Tenant shall comply with and give all notices required by all applicable federal, state and local laws, ordinances and building codes, and requirements of public authorities and insurance underwriters. Tenant shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with performance of the Tenant Work. Tenant shall procure insurance of the types and coverage amounts required pursuant to the Lease or as otherwise may be appropriate given the nature and extent of Tenant's Work. Tenant shall be responsible for the removal of all debris within and adjacent to the Additional Premises created by Tenant's Work

SCHEDULE 1

SCHEDULE 2

SCHEDULE 3